CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Financial Highlights” and to the use of our report dated December 27, 2012 for Nuveen Municipal High Income Opportunity Fund and Nuveen Municipal High Income Opportunity Fund 2 in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen Municipal High Income Opportunity Fund filed with the Securities and Exchange Commission in this initial filing of the Registration Statement under the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

January 31, 2013